TONIX PHARMACEUTICALS HOLDING CORP. S-3

Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Tonix Pharmaceuticals Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (2)	Proposed Maximum Offering Price Per Share (2)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity(1)	Common Stock, $0.0001 par value per share	—		—	—		—	—	—
Equity(1)	Preferred Stock, $0.0001 par value per share	—		—	—		—	—	—
Other(1)	Warrants	—		—	—		—	—	—
Other(1)	Units	—		—	—		—	—	—
Unallocated (Universal) Shelf (1)	—	457	(o)	—		(3)	$300,000,000	0.0001476	$44,280
Total Offering Amounts									$44,280
Total Fees Previously Paid									—
Total Fee Offsets									$—
Net Fee Due									$44,280

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by Tonix Pharmaceuticals Holding Inc. (the “Registrant”).

(2)	There are being registered hereunder an indeterminate number of shares of common stock and preferred stock, an indeterminate number of warrants to purchase common stock or preferred stock, an indeterminate number of units, from time to time, which together shall have an aggregate initial offering price not to exceed $300,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum offering price of the securities will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. The securities registered hereunder also include an indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or subscription rights or pursuant to the anti-dilution provisions of any the securities registered hereunder. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include an indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.